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                                                                 Exhibit 23.4

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Watson Pharmaceuticals, Inc. on Form S-4 of our report dated February 2, 1996, relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period then ended, appearing in the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 10, 1997